Exhibit (a)(8)
Presentation on Lear's MSPP Reallocation Program

Meeting Objectives Explain the basic terms of the MSPP Reallocation Program Explain the benefits and risks of participating in the Program Explain what happens if you choose not to participate

Why are we here today? You currently hold restricted stock units ("RSUs") that were acquired by you under the Lear Corporation Management Stock Purchase Plan ("MSPP") by deferring a portion of your salary and/or bonus. Lear has recently modified the MSPP to provide you with additional deferral options for your existing MSPP deferrals made in 2006, 2007 and 2008. These additional alternatives include a notional cash account that accrues interest ("Notional Cash Account") and a cash-settled stock appreciation right ("SAR"). Through the MSPP Reallocation Program, you have been provided a one-time opportunity to exchange up to 50% of your existing RSUs, in 25% increments, into a Notional Cash Account and/or a SAR.

Why are we here today? Your RSUs track the value of Lear common stock and pay out in shares of common stock at the end of the restriction period. The RSUs were "purchased" at a discount by deductions from salary and/or bonus you elected to defer. Due to the drop in the price of Lear's shares, the value of your RSUs is currently less than your original deferral.

Why are we here today? You have received an individualized Acceptance Letter (election form) identifying your Eligible RSUs (i.e., 50% of your total RSUs) by Year of Deferral (which is referred to as a "Tranche"). If you decide to participate in the MSPP Reallocation Program, you must make an election to reallocate your RSUs. You may elect to reallocate up to 50% of your RSUs under the MSPP (the remainder will be unchanged). This is a one-time reallocation opportunity. You are not required to participate. If you do not participate, your existing RSUs under the MSPP will not be affected.

What is Lear's MSPP Reallocation Program?

MSPP Reallocation: Tender Offer Lear has commenced a Tender Offer to solicit your election to reallocate up to 50% of your RSUs. A Tender Offer is, in this case, the offer by Lear to you to tender for exchange your eligible RSUs for a SAR and/or Notional Cash Account credit, as described in this presentation. You may reallocate up to 50% of your RSUs in increments of 25%. You will have 20 business days (the Tender Offer period) to make your election. You must make a separate election for each Tranche (2006, 2007 and 2008). You may withdraw your election (and make a new election) up to the date that the Tender Offer expires (September 11, 2008, unless extended by Lear). Participation is completely voluntary - you may choose not to make a reallocation election. The Board of Directors and Management of Lear make no recommendation with respect to your election. It is entirely your choice to participate or not to participate. If you fail to make an election before the Tender Offer expires, your RSUs under the MSPP will be unaffected.

MSPP Reallocation: Tender Offer How does the MSPP Reallocation Program work? Lear has amended the 2006, 2007 and 2008 MSPP Terms and Conditions to offer you the ability to reallocate up to 50% (in 25% increments) of your RSUs under the MSPP to a Notional Cash Account and/or a stock appreciation right (SAR). 2. To participate, you must complete the Acceptance Letter and indicate for each Tranche (a) how many of your RSUs you would like to reallocate and (b) which new investment you would like to choose (Notional Cash Account and/or a SAR).

MSPP Reallocation: Tender Offer Reallocation elections must be in increments of 25%, so that for each Tranche, you may elect one of the following Reallocation choices: 25% Notional Cash Account 25% SARs 50% Notional Cash Account 50% SARs 25% Notional Cash Account and 25% SARs You may also choose NOT to reallocate any portion of your existing RSUs.

MSPP Reallocation: Tender Offer Investment Alternative 1 - Notional Cash Account If you choose this alternative, your Notional Cash Account will be credited with a notional cash amount equal to the number of RSUs covered by the election multiplied by the closing price of Lear common stock the day after the Tender Offer expires (i.e., September 12, 2008, unless Lear extends the offer period). Amounts in the Notional Cash Account will be credited with interest, set annually and compounded monthly. The annual interest rate will be reset on January 1st of each year based on the average of the 10-year Treasury note rates as of the first business day of each of the four calendar quarters of the year preceding the year for which the interest is credited. Amounts in the Notional Cash Account will be paid to you when the exchanged RSUs would have been paid (i.e., March 14, 2009, March 14, 2010 or March 14, 2011, depending on the Tranche).

MSPP Reallocation: Tender Offer Investment Alternative 1 - Notional Cash Account -cont. Termination of Employment If your employment with Lear terminates prior to the scheduled distribution date, you will be paid your Notional Cash Account balance, including interest accrued through the date of termination.

MSPP Reallocation: Tender Offer Investment Alternative 2 - Cash-Settled SARs If you choose this alternative, you will receive a SAR covering a number of shares per RSU after the end of the Tender Offer period based on the applicable exchange ratio (4 SARs per 1 RSU for the 2006 Tranche; 3 SARs per 1 RSU for the 2007 Tranche and 2008 Tranche). The SAR entitles you, upon exercise, to a cash amount equal to the difference between the closing Lear common stock price on the date of exercise and the closing Lear stock price ("Base Price") on the SAR grant date ("Exchange Date," which is September 12, 2008, unless Lear extends the Tender Offer period) multiplied by the number of shares to which the SAR relates. The SAR will have no value if the Lear common stock price is at or below the Base Price on the exercise date. Also, if the price per share of Lear common stock is less than or equal to the Base Price during the entire exercise period of the SAR, you will have no opportunity to receive any amount from the SAR and, consequently, will lose all of the value of the amount that you allocated to the SAR under the MSPP.

MSPP Reallocation: Tender Offer Investment Alternative 2 - Cash-Settled SARs - cont. If you remain employed, the SAR becomes exercisable on the payment date for the RSU for which it was exchanged (i.e., March 14, 2009, March 14, 2010 or March 14, 2011, depending on the Tranche) and remains exercisable for two years. The SAR will become exercisable on an accelerated basis if Lear's closing stock price is at least 150% of the Base Price for ten consecutive trading days (subject to a minimum vesting period of six months from the grant date). If your employment terminates before the SAR becomes exercisable or expires, the exercise period (and, consequently, the potential value of the SAR) will likely be affected.

MSPP Reallocation: Tender Offer Investment Alternative 2 - Cash-Settled SARs - cont. Termination of Employment Before Exercisability Date Voluntary Termination or Termination for Cause: 75% of SARs become exercisable immediately with a three-month exercise period; amount realized cannot exceed original deferral amount. Involuntary Termination Other Than for Cause: 100% of SARs become exercisable immediately for a two-year period; no limit on the amount realized. Death, Disability and Retirement: 100% of SARs become exercisable immediately for a two-year period; no limit on the amount realized.

MSPP Reallocation: Tender Offer Investment Alternative 2 - Cash-Settled SARs - cont. Termination of Employment After Exercisability Date Termination After Accelerated Exercisability Date (Prior to Scheduled Exercisability): Upon a voluntary termination (or termination for Cause), the SARs remain exercisable for three months following termination. Upon an involuntary termination (other than for Cause) or Death, Disability or Retirement, the SARs remain exercisable until the end of the SARs Term. Termination After Scheduled Exercisability Date: A termination of employment for any reason (other than for Cause) after the Scheduled Exercisability Date will have no effect on the exercisability of the SARs (i.e., they remain exercisable for the two- year Exercise Period). Upon a termination for Cause, the SARs remain exercisable for three months following termination.

MSPP Reallocation: Tender Offer How will the return on the various investment choices (RSU, SARs, Notional Cash Account) vary as the Lear stock price fluctuates? There are various risks and benefits associated with your potential reallocation of Eligible RSUs into either a Notional Cash Account and/or cash-settled Stock Appreciation Rights (SARs). The examples on the following slides illustrate the potential value you could realize (lose or gain) from each Tranche based on specific scenarios. These examples are for illustrative purposes only and actual results and returns may vary. Lear guarantees no minimum value of RSUs or SARs. The examples on the following slides do not take into account any early terminations of employment or the penalties associated therewith.

MSPP Reallocation: Tender Offer Investment Return - Example 1 (2006 Tranche) The following table shows pre-tax returns at various Lear stock prices as of the March 14, 2009 vesting date in the event you elect to reallocate 100 Eligible RSUs from the 2006 Tranche into a SAR or Notional Cash Account Credit versus keeping the 100 Eligible RSUs. For purposes of this comparison, we have assumed a closing stock price of $15 per share on an Exchange Date of September 12, 2008. Please note that a blended rate of return will result if you elect to reallocate any Eligible RSUs into both a SAR and Notional Cash Account Credit. Approximate Pre-Tax Value of Investment on March 14, 2009,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2009,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2009,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2009,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2009,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on Ma rch 14, 2009,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2009,** if the Lear stock price is: Investment Initial Value on Reallocation Return based on: $5 $10 $15 $20 $25 $30 $35 100 RSUs $1500 Value of stock $500 $1000 $1500 $2000 $2500 $3000 $3500 400 SARs $0* Appreciation of stock price $0 $0 $0 $2000 $4000 $6000 $8000 Notional Cash $1500 Interest (assuming 4%) $1530 $1530 $1530 $1530 $1530 $1530 $1530 * The Base Price of the SAR will equal the closing price of the Common Stock, as reported by the NYSE, as of the Exchange Date. As a result, the SAR will have no value unless the stock price appreciates. ** For SARs, represents the aggregate "spread" between the Base Price and the fair market value (i.e., closing price of our Common Stock, as reported by the NYSE) of a share of Common Stock as of that date. These examples are for illustrative purposes only and actual results and returns may vary. Lear guarantees no minimum value of RSUs or SARs.

MSPP Reallocation: Tender Offer Investment Return - Example 2 (2007 Tranche) The following table shows pre-tax returns at various Lear stock prices as of the March 14, 2010 vesting date in the event you elect to reallocate 100 Eligible RSUs from the 2007 Tranche into a SAR or Notional Cash Account Credit versus keeping the 100 Eligible RSUs. For purposes of this comparison, we have assumed a closing stock price of $15 per share on an Exchange Date of September 12, 2008. Please note that a blended rate of return will result if you elect to reallocate any Eligible RSUs into both a SAR and Notional Cash Account Credit. Approximate Pre-tax Value of Investment on March 14, 2010,** if the Lear stock price is: Approximate Pre-tax Value of Investment on March 14, 2010,** if the Lear stock price is: Approximate Pre-tax Value of Investment on March 14, 2010,** if the Lear stock price is: Approximate Pre-tax Value of Investment on March 14, 2010,** if the Lear stock price is: Approximate Pre-tax Value of Investment on March 14, 2010,** if the Lear stock price is: Approximate Pre-tax Value of Investment on Ma rch 14, 2010,** if the Lear stock price is: Approximate Pre-tax Value of Investment on March 14, 2010,** if the Lear stock price is: Investment Initial Value on Reallocation Return based on: $5 $10 $15 $20 $25 $30 $35 100 RSUs $1500 Value of stock $500 $1000 $1500 $2000 $2500 $3000 $3500 300 SARs $0* Appreciation of stock price $0 $0 $0 $1500 $3000 $4500 $6000 Notional Cash $1500 Interest (assuming 4%) $1593 $1593 $1593 $1593 $1593 $1593 $1593 * The Base Price of the SAR will equal the closing price of the Common Stock, as reported by the NYSE, as of the Exchange Date. As a result, the SAR will have no value unless the stock price appreciates. ** For SARs, represents the aggregate "spread" between the Base Price and the fair market value (i.e., closing price of our Common Stock, as reported by the NYSE) of a share of Common Stock as of that date. These examples are for illustrative purposes only and actual results and returns may vary. Lear guarantees no minimum value of RSUs or SARs.

MSPP Reallocation: Tender Offer Investment Return - Example 3 (2008 Tranche) The following table shows pre-tax returns at various Lear stock prices as of the March 14, 2011 vesting date in the event you elect to reallocate 100 Eligible RSUs from the 2008 Tranche into a SAR or Notional Cash Account Credit versus keeping the 100 Eligible RSUs. For purposes of this comparison, we have assumed a closing stock price of $15 per share on an Exchange Date of September 12, 2008. Please note that a blended rate of return will result if you elect to reallocate any Eligible RSUs into both a SAR and Notional Cash Account Credit. Approximate Pre-Tax Value of Investment on March 14, 2011,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2011,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2011,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2011,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2011,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on Ma rch 14, 2011,** if the Lear stock price is: Approximate Pre-Tax Value of Investment on March 14, 2011,** if the Lear stock price is: Investment Initial Value on Reallocation Return based on: $5 $10 $15 $20 $25 $30 $35 100 RSUs $1500 Value of stock $500 $1000 $1500 $2000 $2500 $3000 $3500 300 SARs $0* Appreciation of stock price $0 $0 $0 $1500 $3000 $4500 $6000 Notional Cash $1500 Interest (assuming 4%) $1657 $1657 $1657 $1657 $1657 $1657 $1657 * The Base Price of the SAR will equal the closing price of the Common Stock, as reported by the NYSE, as of the Exchange Date. As a result, the SAR will have no value unless the stock price appreciates. ** For SARs, represents the aggregate "spread" between the Base Price and the fair market value (i.e., closing price of our Common Stock, as reported by the NYSE) of a share of Common Stock as of that date. These examples are for illustrative purposes only and actual results and returns may vary. Lear guarantees no minimum value of RSUs or SARs.

Who is Eligible for the MSPP Reallocation Tender Offer? Must be an employee of Lear as of the expiration date of the Tender Offer. Former employees of Lear are not eligible to participate in the Tender Offer. This is a one-time irrevocable opportunity to reallocate up to 50% of your RSUs under the MSPP. After the expiration of the Tender Offer, you will not be able to make or change your election. Prior to the expiration of the Tender Offer, you may change your mind regarding your election, but you will be bound by your last properly submitted election or withdrawal that we receive prior to the Tender Offer expiration date.

What are the U.S. Federal income tax consequences of making a Reallocation Election? Lear believes that electing a reallocation into either SARs or a Notional Cash Account should have no immediate U.S. Federal income tax consequences. If your employment terminates on or before December 31, 2008, the exercise of your SAR after the end of 2008 could give rise to additional tax under Code Section 409A. If your employment terminates in 2008 for any reason other than (i) a voluntary termination by you or (ii) a termination for Cause, Lear would make an additional payment to you to make you whole for any addition to your tax resulting from the application of Section 409A. You should consult with your personal tax advisor regarding the U.S. Federal, state and local tax consequences or foreign (non-U.S.) tax consequences of a reallocation in light of your own circumstances.

What are the U.S. Federal income tax consequences of making a Reallocation Election? Upon exercise of the SAR you will be subject to taxation on the difference between the Base Price of the SAR and the current market value of Lear's stock, multiplied by the number of shares of common stock as to which the SAR was exercised. Upon distribution of amounts from the Notional Cash Account, you will be subject to taxation on the aggregate value of the amount you receive.

What if I do nothing?

What if I do nothing? Your RSUs outstanding under the MSPP will not be affected. Your RSUs will continue to be governed by their existing terms and vesting schedule. This MSPP Reallocation is a ONE-TIME OFFER.

How do I participate?

What do I do to participate? Complete and sign the Acceptance Letter you received through e-mail. Send the completed and signed Acceptance Letter to us by e-mail to MSPP@lear.com or by fax at (248) 447- 1727, c/o Karen Rosbury. Deliver form by 11:59 p.m., Eastern Time, on September 11, 2008. Acceptance Letters received after 11:59 p.m., Eastern Time, on September 11th will not be accepted. E-mail confirmation will be issued to you within two business days after receipt. Participation in this Tender Offer is completely voluntary.

Tender Offer Documents & Personalized Election Form You have received an e-mail that includes: Personalized Acceptance Letter (election form) describing your Eligible RSUs The following attachments: Cover letter explaining the Reallocation and Tender Offer Copy of the Offering Document, including a Q&A section to answer questions that you may have regarding the Reallocation and Tender Offer Personalized Withdrawal Letter Existing MSPP Terms and Conditions Supplement to MSPP that governs SARs and Notional Cash Account

MSPP Reallocation Tender Offer Timeline Tender Offer Begins: August 14, 2008 Tender Offer Expires: September 11, 2008, unless extended at Lear's sole discretion All Acceptance Letters or Withdrawal Letters must be received by 11:59 p.m., Eastern Time, on September 11, 2008 (unless the Tender Offer is extended). Exchange Date: September 12, 2008

MSPP Reallocation Tender Offer Timeline - cont. As with any financial decision, please take your time to evaluate all of the relevant information before making your decision to participate (or not to participate) in the MSPP Reallocation. Note: SAR Base Price and amount of credit to Notional Cash Account will depend on Lear's closing stock price on the Exchange Date (September 12, 2008, unless extended by Lear).

What if I still have questions? Please Contact: Thom Polera:1-248-447-1832 (8:00 am - 5:00 pm Eastern Time) or tpolera@lear.com Tracie Kelp: 1-248-447-1834 (8:00 am - 5:00 pm Eastern Time) or tkelp@lear.com If you have any questions, please call. (Please note that while we can explain the terms and conditions of the Tender Offer, we cannot make any recommendations as to whether you should elect to participate or refrain from electing to participate in the Tender Offer or as to any of the investment alternatives if you should elect to participate in the Tender Offer.)

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO EXCHANGE ARE MADE ONLY PURSUANT TO AN OFFER AND RELATED MATERIALS THAT LEAR FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON AUGUST 14, 2008, AS PART OF AN OFFER TO EXCHANGE ELIGIBLE RESTRICTED STOCK AWARDS DATED AS OF SUCH DATE. RSU HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE OFFER AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. RSU HOLDERS MAY OBTAIN A COPY OF THE OFFER AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM LEAR.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency. This tax advice was written to support the promotion of the matter addressed by the presentation. The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.